THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, SATISFACTORY TO THE COMPNY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

                           CONVERTIBLE PROMISSORY NOTE

$350,000                                                         October 1, 1999
                                                           Palo Alto, California

         For value received OMNICELL TECHNOLOGIES, INC., a California corporation ("PAYOR") promises to pay to HAROLD BALZER AND DAVID BALZER, or its assigns ("HOLDER") the principal sum of three hundred fifty thousand dollars ($350,000) with interest on the outstanding principal amount at the rate of 6.02% per annum. Interest shall commence thirty (30) days after date of the note and shall continue on the outstanding principal until paid in full.

         1. This note (the "NOTE") is issued in connection with that certain loan transaction pursuant to which Holder has agreed to loan to Payor the aggregate principal amount of $350,000.

         2. All payments of interest and principal shall be in lawful money of the United States of America. All payments shall be applied first to accrued interest, and thereafter to principal.

         3. Unless converted as provided in Section 4, this Note will automatically mature and be due and payable on October 1, 2004 (the "MATURITY DATE"). Subject to Section 4 below, interest shall accrue on this Note and shall not be due and payable until the Maturity Date. Notwithstanding the foregoing, the entire unpaid principal sum of this Note, together will accrued and unpaid interest thereon, shall become immediately due and payable upon the insolvency of the Company, the commission of any act of bankruptcy by the company, the execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of ninety (90) days or more, or the appointment of a receiver or trustee to take possession of the property or assets of the Company.


                                       1.

4.

                  (a) At the closing of the Company's Initial Public Offering (as defined below), the entire principal amount of and accrued interest on this Note shall automatically be converted into fully-paid and non-assessable shares of the Company's Common Stock (the "COMMON STOCK"). Such shares shall be unregistered and shall not be issued pursuant to the Initial Public Offering. As used herein, "INITIAL PUBLIC OFFERING" shall mean a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company. The number of shares of Common Stock to be issued upon the conversion of this Note shall be equal to the quotient obtained by dividing
(i) the entire outstanding principal amount of this Note plus accrued interest thereon by (ii) the price per share of the Common Stock, rounded to the nearest whole share.

                  (b) No fractional shares of the Company's Common Stock will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional share. Upon conversion of this Note pursuant to this Section 2, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to such Holder, at such principal office, a certificate or certificates for the number of shares to which such Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described herein. Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted including without limitation the obligation to pay such portion of the principal amount and accrued interest.

         5. Unless this Note has been converted in accordance with the terms of
Section 4 above, the entire outstanding principal balance and all unpaid accrued interest shall become fully due and payable on the Maturity Date.

         6. In the event of any default hereunder, Payor shall pay all reasonable attorneys' fees and court costs incurred by Holder in enforcing and collecting this Note.

         7. Payor hereby waives demand, notice, presentment, protest and notice of dishonor.

         8. The terms of this Note shall be construed in accordance with the laws of the State of California, as applied to contracts entered into by California residents within the State of California, which contracts are to be performed entirely within the State of California.\


                                       2.

         9. Any term of this Note may be amended or waived with the written consent of Payor and Holder.

                                         OMNICELL TECHNOLOGIES, INC.

                                         By:  /s/ Earl E. Fry
                                         Name: Earl E. Fry
                                         Title:Vice President, Chief Financial
                                         Officer


                                       3.